Exhibit 10.4

April 1, 2020

John (Hans) Quitmeyer

Dear Hans,

This letter will confirm your temporary role of Special Counsel at AdvanSix Inc. (the “Company”), located in Parsippany, New Jersey, which is effective on April 2, coincident with your retirement as Senior Vice President, General Counsel and Corporate Secretary. The scope of work in the Special Counsel role will be focused on business continuity planning, strategic counsel, and transition of your previous responsibilities.

OFFER DETAILS

Hours of Work
Your hours of work will be approximately 20 hours per week. The hours may fluctuate depending on the needs of the organization and the length of the engagement will be mutually agreed.

Compensation
Your annual base salary will be $272,750.00. Given this role is intended to be a short-term arrangement, there will be no annual performance reviews nor will you be eligible for merit increases or participation in the short-term and long-term incentive programs.

Executive Officer Status
Effective upon your retirement as Senior Vice President, General Counsel and Corporate Secretary, you will no longer be an executive officer of the Company, but you will remain subject to the pre-clearance requirements of the Company’s insider trading policy.

Benefits
You will remain eligible for continuation of employee benefits under the specific terms of those benefit plans, except that you will no longer be eligible for any severance benefits.

All businesses experience changing conditions. We reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment is on an "at will" basis. This means that there is no guarantee of employment for any specific period, and either you or AdvanSix may terminate your employment at any time.

Acceptance of Offer

Please indicate your acceptance of this offer by signing this letter in the space provided and returning it to Stephanie King at stephanie.king@advansix.com.

If you have any questions or need any further information about our offer, please contact me directly.

Congratulations,

/s/ Erin N. Kane
Erin N. Kane, CEO,
AdvanSix Inc.

Copy to: Stephanie King and Achilles Kintiroglou

Read and Accepted:

/s/ Hans Quitmeyer
Hans Quitmeyer

Date: April 1, 2020
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